                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                          -------------------------

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                          -------------------------

                          SPINNAKER INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                                 06-0544125
     (State of incorporation                (IRS Employer Identification
         or organization)                              Number)

      600 N. Pearl, Suite 2160
           Dallas, Texas                                75201
(Address of principal executive office)               (Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

         TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED
         -------------------                ------------------------------

 Common Stock, no par value                 American Stock Exchange, Inc.
 Class A Common Stock, no par value         American Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

          Securities to be registered pursuant to Section 12(g) of the Act:

                                         None

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Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On August 16, 1996, Spinnaker Industries, Inc., a Delaware corporation (the "Corporation"), effected a stock split pursuant to which every issued and outstanding share of common stock of the Corporation became and was deemed to be, and was automatically converted into, one share of "Class A Common Stock," and a new class of common stock designated as "Common Stock" was created. Each beneficial holder of Class A Common Stock received one share of Common Stock for each share of Class A Common Stock held by such holder on August 5, 1996. The rights, powers and limitations of the Common Stock and the Class A Common Stock are set forth in full in Article Fourth of the Corporation's Amended Certificate of Incorporation (a copy of which was filed as Exhibit 3.2 to the Corporation's Form 8-A filed with the Securities and Exchange Commission on August 13,1996, File No. 000-09559). The following summary should be read in conjunction with, and is qualified in its entirety by reference to, Article Fourth of the Corporation's Amended Certificate of Incorporation.

     The table set forth below summarizes certain of the relative rights, powers and preferences and limitations of the Common Stock and Class A Common
Stock:

                               Class A Common Stock               Common Stock
                               --------------------               ------------
Voting Rights (per share)             1                              1/10

Cash dividend rights           Pro rata share of dividends as     Same as Class A
(per share)                    determined by Board of             Common Stock,
                               Directors                          except that the
                                                                  Board of Directors
                                                                  may declare
                                                                  greater cash
                                                                  dividends

Transferability                Freely transferable*               Freely transferable*

Preemptive,                    None                               None
subscription and
redemption rights

Liquidation rights             Pro rata share of                  Same as Class A
                               assets remaining                   Common Stock
                               after payment of
                               all liabilities

--------------
* Certain federal and state securities laws restrictions apply to directors, officers, other affiliates and persons holding "restricted" stock.

     VOTING. On matters brought before the stockholders of the Corporation, each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held. Each holder of Common Stock is entitled to one-tenth (1/10) vote for each share of Common Stock held. Except as may be otherwise required by law, the holders of Common Stock and Class A Common Stock shall vote together as a single class on all matters, subject to any voting rights which may be granted in the future to holders of any other class or series of stock.

     DIVIDENDS. Holders of Common Stock and Class A Common Stock are entitled to receive ratably all such dividends, payable in cash or otherwise, as may be declared by the Board of Directors out of assets or funds legally available therefor, except that in the case of cash dividends (i) if, at any time until August

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31, 2001, a cash dividend is paid on the Common Stock, a cash dividend must also be paid on the Class A Common Stock in an amount per share of Class A Common Stock that is not greater than 100%, nor less than 66 2/3%, of the amount of the cash dividend paid on each share of Common Stock or (ii) if, at any time until August 31, 2001, a cash dividend is paid on the Class A Common Stock, a cash dividend must also be paid on the Common Stock in an amount that is not greater than 150%, nor less than 100%, of the amount of the cash dividend paid on each share of the Class A Common Stock, such that a cash dividend may not be paid on either the Common Stock or the Class A Common Stock unless a cash dividend is also paid on the other as aforesaid. If at any time after August 31, 2001, a cash dividend is paid on (i) the Common Stock an equal amount to such dividend shall be paid on the Class A Common Stock or (ii) the Class A Common Stock, an amount equal to such dividend shall be paid on the Common Stock.

     In the case of dividends or other distributions payable in common stock of the Corporation, holders of Common Stock may receive the same or a different class of common stock than the holders of Class A Common Stock, and holders of Class A Common Stock may receive the same or a different class of common stock than the holders of Common Stock.

     The declaration and payment of cash dividends is solely within the discretion of the Board of Directors. The Corporation has not paid any cash dividend in the recent past and does not anticipate paying a cash dividend in the foreseeable future. The Corporation split the common stock of the Corporation (now designated Class A Common Stock) on a three-for-two basis in each of December 1994 and December 1995 by issuing one-half of a new share of common stock for each outstanding share.

     LIQUIDATION RIGHTS. Holders of Common Stock and Class A Common Stock will be equal and have the same rights with respect to distributions in connection with a partial or complete liquidation of the Corporation.

     TRANSFERABILITY. The shares of Common Stock and Class A Common Stock will be freely transferable, and except for federal and state securities law restrictions on directors, officers and other affiliates of the Corporation and on persons holding "restricted" stock, stockholders of the Corporation will not be restricted in their ability to sell or transfer shares of Common Stock or Class A Common Stock. The Corporation is filing an application with the American Stock Exchange, Inc. to list the Common Stock and the Class A Common Stock for trading on such exchange.

     MERGERS AND CONSOLIDATIONS. Each holder of Common Stock and Class A Common Stock will be entitled to receive the same per share consideration in a merger or consolidation of the Corporation (whether or not the Corporation is the surviving corporation), except that any securities issued in respect of the Common Stock may have different or lesser voting rights than securities issued in respect of the Class A Common Stock.

     PREEMPTIVE, SUBSCRIPTION AND REDEMPTION RIGHTS. Neither the Common Stock nor the Class A Common Stock will carry any preemptive, subscription and redemption rights enabling a holder to subscribe for or receive shares of any class of stock of the Corporation or any other securities convertible into shares of any class of stock of the Corporation.

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Item 2.    EXHIBITS.

     None


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                                  SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                         SPINNAKER INDUSTRIES, INC.



                              By: /s/ CRAIG J. JENNINGS
                                  --------------------------------------
                                   Craig J. Jennings
                                   Vice President-Finance and Treasurer





Date:  March 13, 1998